Exhibit (a)(1)(D)
Offer to Purchase for Cash
Any and All Outstanding Ordinary Shares and American Depositary Shares
(each American Depositary Share representing one Ordinary Share)
of
DE RIGO S.p.A.
at
$8.75 Per Ordinary Share and Per American Depositary Share
by
DR 3 S.r.l.
a wholly-owned subsidiary of
DE RIGO HOLDING B.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, SEPTEMBER 9, 2005, UNLESS THE OFFER IS EXTENDED.
August 4, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      We have been engaged by DR 3 S.r.l., an Italian limited liability company (“DR 3”) and a wholly-owned subsidiary of De Rigo Holding B.V., a Dutch limited liability company (“De Rigo Holding”) that is owned and controlled by Ennio De Rigo and Walter De Rigo (the “De Rigo Brothers”), to act as Dealer Manager in connection with DR 3’s offer to purchase any and all outstanding ordinary shares, par value €0.26 per ordinary share (the “Ordinary Shares”), and outstanding American Depositary Shares, each representing one Ordinary Share (“ADSs”), of De Rigo S.p.A., an Italian stock corporation (“De Rigo”), at $8.75 per Ordinary Share and ADS, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 4, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as amended or supplemented from time to time, the “Offer”). Please furnish copies of the enclosed materials to those of your clients, other than those resident in Italy, for whom you hold ADSs registered in your name or in the name of your nominee.
      The Offer is subject to certain terms and conditions set forth in the section “THE TENDER OFFER — Certain Conditions of the Offer” of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the “Expiration Date,” which means 5:00 P.M., New York City time, on Friday, September 9, 2005, unless DR 3, in its sole discretion, has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the initial offering period of the Offer, as so extended by DR 3, shall expire.
      Enclosed herewith are the following documents:

1.	Offer to Purchase, dated August 4, 2005;

2.	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) to be used by holders of Ordinary Shares or ADSs in accepting the Offer and tendering Ordinary Shares or ADSs;

3.	Notice of Guaranteed Delivery; and

4.	A printed form of a letter that may be sent to your clients for whose account you hold ADSs in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), DR 3 will be deemed to have accepted for payment, and will pay for, all Ordinary Shares or ADSs validly tendered and not properly withdrawn by the Expiration Date if and when DR 3 gives notice to The Bank of New York (the “Tender Agent”) of DR 3’s acceptance of the tenders of such Ordinary Shares or ADSs for payment pursuant to the Offer. Payment for Ordinary Shares or ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of (a) certificates for such Ordinary Shares, American Depositary Receipts (“ADRs”) representing such ADSs or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such ADSs pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or an originally signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for Ordinary Shares or ADSs, regardless of any extension of the Offer or any delay in payment for Ordinary Shares or ADSs.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Ordinary Shares or ADSs in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, DR 3 may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Ordinary Shares or ADSs in such jurisdiction.
      THE OFFER HAS NOT BEEN SUBMITTED FOR CLEARANCE TO CONSOB (THE ITALIAN SECURITIES AND EXCHANGE COMMISSION). ACCORDINGLY, THE OFFER IS NOT BEING MADE AND WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN ITALY, AND NO COPIES OF THIS DOCUMENT, THE OFFER TO PURCHASE OR ANY OTHER DOCUMENT RELATING TO THE OFFER HAVE BEEN OR WILL BE DISTRIBUTED IN ITALY, EXCEPT THAT, AS REQUIRED BY LAW, HOLDERS OF RECORD OR THOSE APPEARING ON A SECURITIES POSITION LISTING AS HOLDERS OF ADSs OR ORDINARY SHARES (INCLUDING, PURSUANT TO AN EXEMPTION AVAILABLE UNDER ITALIAN LAW, THE VERY LIMITED NUMBER OF SUCH HOLDERS LOCATED OR RESIDENT IN ITALY) WILL BE SENT COPIES OF CERTAIN DOCUMENTS RELATING TO THE OFFER. NEITHER THIS DOCUMENT NOR THE OFFER TO PURCHASE NOR ANY OTHER DOCUMENT RELATING TO THE OFFER MAY BE DISTRIBUTED TO ANY OTHER PERSON LOCATED OR RESIDENT IN ITALY FOR ANY REASON. NEITHER ANY SUCH DOCUMENT NOR ANY INFORMATION CONTAINED HEREIN OR THEREIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR AN ADVERTISEMENT OF AN OFFER TO PURCHASE ADSs OR ORDINARY SHARES IN ITALY WITHIN THE MEANING OF ARTICLE 1, PARAGRAPH 1, LETTER (V) OF ITALIAN LEGISLATIVE DECREE N. 58 OF FEBRUARY 24, 1998.
      None of De Rigo Holding, DR 3 or the De Rigo Brothers is aware of any other jurisdiction in which the making of the Offer or the acceptance of Ordinary Shares or ADSs in connection therewith would not be in compliance with the laws of such jurisdiction.
      None of De Rigo Holding, DR 3 or the De Rigo Brothers will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Tender Agent and the Dealer Manager as described in the Offer to Purchase) in connection with the solicitation of tenders of Ordinary Shares or ADSs pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, September 9, 2005, unless the Offer is extended.
      If holders of Ordinary Shares or ADSs wish to tender their Ordinary Shares or ADSs, but it is impracticable for them to deliver their certificates representing tendered Ordinary Shares or ADRs representing tendered ADSs or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase.
      Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the addresses and telephone numbers set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at DR 3’s expense.

Very truly yours,

Lehman Brothers

          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF DE RIGO HOLDING, DR 3, THE DE RIGO BROTHERS, DE RIGO, THE INFORMATION AGENT, THE DEALER MANAGER, THE TENDER AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:
D.F. King & Co., Inc.

48 Wall Street, 22nd Floor New York, NY 10005 Banks and brokers call collect: (212) 269-5550 All others call toll free: (800) 859-8511	2 London Wall Buildings, 2nd Floor London Wall, London EC2M 5PP, England Telephone: +44 20 7920 9700
The Dealer Manager for the Offer is:
Lehman Brothers
745 Seventh Avenue
New York, NY 10019
Telephone: (212) 526-7850
Attention: Equity Corporate Services